Press Release Announcement Relating to the Offer

Answerthink Announces New Compensation Programs and $5 Million Increase in Share Repurchase Program

MIAMI—(BUSINESS WIRE)—June 11, 2003—Answerthink, Inc. (Nasdaq: ANSR—News) announced today that its Board of Directors approved an increase in the size of the Company’s share repurchase program along with revisions to certain components of its compensation programs.

The Company indicated that the changes in its compensation structure would occur in the areas of both cash compensation and equity incentives and are intended to more directly correlate role and contribution to total compensation opportunity. A key feature of the new compensation strategy is to lower the fixed component and increase the variable component of the cash compensation plans. Additionally, the Company is offering associates the ability to exchange stock options which are currently out of the money for either restricted stock units or a fewer number of stock options depending on their role within the organization. Additional details of the stock option exchange programs will be available in the tender offer documents which the Company plans to file later this week with the Securities and Exchange Commission.

The changes to the compensation programs are expected to decrease cash compensation expense by approximately $600,000 per quarter and increase non-cash compensation expense by the same amount per quarter beginning in the third quarter of 2003. The non-cash compensation expense will result from the amortization of deferred compensation related to the grant of restricted stock units. The Company expects to grant approximately 4 million restricted stock units under the exchange program which will vest over a 4 year period.

The Company’s Board of Directors also approved a $5 million increase in the size of the Company’s share repurchase program. Under the Company’s original $5 million program announced last year, the Company has repurchased 2.3 million shares for approximately $4.8 million. Any purchases made under the share repurchase program may be made in the open market or through privately negotiated transactions, subject to market conditions and trading restrictions. At the end of the first quarter of 2003, the Company had approximately 45.9 million shares outstanding.

“We feel that the actions announced today will provide the right performance and retention incentives for our associates and will help us improve shareholder value,” said Ted Fernandez, Chairman and CEO of Answerthink. “This is another key step in improving our ability to compete and offer Answerthink clients the unique value proposition that leverages our Hackett Group knowledge base to benchmark and implement enterprise best practices. We continue to feel that our strategy along with the initiatives we have announced today enhance our ability to grow and our future prospects.”

About Answerthink

Answerthink, Inc. (http://www.answerthink.com) is a leading business and technology consulting firm that enables companies to achieve world-class business performance. By leveraging the comprehensive database of The Hackett Group, the world’s leading repository of enterprise best practice metrics and business process knowledge, Answerthink’s business and technology solutions help clients significantly improve performance and maximize returns on technology investments. Answerthink’s capabilities include benchmarking, business transformation, business applications, technology integration, and offshore application maintenance and support. Founded in 1997, Answerthink has offices in 9 cities throughout the United States and in Europe.

Answerthink has not commenced the offers to exchange that are referred to in this press release. Following commencement of the offers, Answerthink will file with the SEC Schedule TOs and related exhibits, including the written offers to exchange, letters of transmittal and other related documents. Employees of Answerthink who are eligible to participate in the offers to exchange are strongly encouraged to read the applicable Schedule TO and related exhibits when these documents become available because they will contain important information about the offer to exchange. The Schedule TOs and related exhibits will be available without charge at the SEC web site at http://www.sec.gov and will be delivered free of charge to all eligible employees. These documents will also be available on Answerthink’s website and on Mind-Share, Answerthink’s corporate intranet.

Certain statements in this press release are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, our ability to attract additional business, the timing of projects and the potential for contract cancellation by our customers, changes in expectations regarding the information technology industry, our ability to attract and retain skilled employees, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in general economic conditions and interest rates, the risk that the Internal Revenue Service or the courts may not accept the amount or nature of one or more items of deduction, loss, income or gain as reported by Answerthink for tax purposes and the possible outcome of pending litigation and our actions in connection with such litigation as well as other risks detailed in the Company’s reports filed with the Securities and Exchange Commission. Answerthink assumes no obligation to update forward looking statements contained in this announcement.